Exhibit 10.4

THE WESTERN UNION COMPANY 2015 LONG-TERM INCENTIVE PLAN

FINANCIAL PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS FOR U.S. SECTION 16 OFFICERS

1.          Pursuant to The Western Union Company 2015 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to <Participant Name> (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in Executive’s Award Notice (which forms part of this Agreement) as of the Grant Date specified in Executive’s Award Notice, related to shares of Common Stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan.  The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof.  Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.          Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A.  Upon issuance and transfer of Shares to Executive following the Restriction Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.          Subject to the other provisions of this Agreement and the terms of the Plan, on the third anniversary of the Grant Date, subject to the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, all restrictions on the Units shall lapse and the number of Shares subject to the Units determined by the Committee to be transferred to Executive in accordance with Exhibit A shall be issued and transferred to Executive.  Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares transferred to Executive in Executive’s discretion.  The three-year period in which the Units may be forfeited by Executive is defined as the “Restriction Period.”

Notwithstanding the foregoing provisions in this paragraph 3, Executive will forfeit all rights to the Units unless Executive accepts these Terms and Conditions either through electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions on or before the 90th day following the Grant Date.  Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 7001 E. Belleview Avenue, HQ 13, Denver, Colorado 80237.  In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, Executive must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and any exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions.  Failure to execute or electronically accept such an agreement on or before the 90th day following the Grant Date will cause the Units to be forfeited and cancelled by the Company without any payment to Executive.

Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company.  Any Shares determined by the Committee to be transferred to Executive in accordance with Exhibit A shall be issued and transferred to Executive as soon as administratively practicable after the end of the Restriction Period, and in no event later than March 15 of the calendar year immediately following the year in which the Award ceases to be subject to a substantial risk of forfeiture.  If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any foreign, state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to Executive (or Executive’s estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.          Subject to the last sentence of this paragraph 4, Executive may elect to satisfy Executive’s obligation to advance the amount of any required income or other withholding taxes  (the “Required Tax Payments”) incurred in connection with the Award by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole Shares which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2).  The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (1)-(5) for any employee who is not an “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Executive acknowledges that the ultimate liability for all Required Tax Payments legally due by Executive is and remains Executive’s responsibility and may exceed the amount actually withheld by the Company and/or Executive’s employer (the “Employer”).  Executive further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Required Tax Payments in connection with any aspect of the Units, including the grant of the Units, the vesting of the Units, the conversion of the Units into Shares, the subsequent sale of any Shares acquired at vesting, and the receipt of any dividends or dividend equivalents; and (ii) do not commit to structure the terms of the grant or any aspect of the Units to reduce or eliminate Executive’s tax liability.

To avoid negative accounting treatment, the Company may withhold or account for Required Tax Payments by considering applicable minimum statutory withholding rates.  If the obligation for Required Tax Payments is satisfied by withholding in Shares, for tax purposes, Executive is deemed to have been issued the full number of Shares due to Executive at vesting, notwithstanding that a number of Shares are held back solely for the purpose of paying the Required Tax Payments due as a result of any aspect of Executive’s participation in the Plan.  Finally, Executive shall pay to the Company or the Employer any amount of Required Tax Payments that the Company or the Employer may be required to withhold as a result of Executive’s receipt of the Units, the vesting of the Units, or the conversion of the vested Units to Shares that cannot be satisfied by the means previously described.  The Company may refuse to issue Shares to Executive if Executive fails to comply with Executive’s obligations in connection with the Required Tax Payments as described herein.

5.          The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions.  If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.          Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restriction Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.          Except to the extent paragraph 9 applies, if Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause on or after the first anniversary of the Grant Date, subject to Executive’s timely execution of an agreement and release in a form acceptable to the Company which will include restrictive covenants and a comprehensive release of all claims, Executive will be entitled to a prorated Award.  Such prorated Award shall be equal to the amount of the Award which is actually earned, based upon the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed with the Company during the Restriction Period and the denominator of which shall equal the number of days in the Restriction Period.  Such prorated Award shall be paid at the same time as if Executive had remained employed with the Company through the end of the Restriction Period.  Notwithstanding anything to the contrary in the Severance/Change in Control Policy (Executive Committee Level), if Executive’s employment with the Company or a Subsidiary or Affiliate terminates involuntarily and without Cause before the first anniversary of the Grant Date (other than on account of death or Disability), and paragraph 9 does not apply, Executive shall not be entitled to a prorated Award.

If Executive’s employment with the Company or a Subsidiary or Affiliate terminates by reason of death or Disability during the Restriction Period, the Award shall be paid, to the extent earned, based upon the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, to Executive or Executive’s executor, administrator, legal representative, beneficiary or similar person (together, the “Beneficiary”), as the case may be, as if Executive had remained employed with the Company through the end of the Restriction Period.

If Executive’s employment with the Company or a Subsidiary or Affiliate terminates by reason of Retirement, Executive shall be entitled to a prorated Award.  Such prorated Award shall be equal to the amount of the Award which is actually earned, based upon the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed with the Company during the Restriction Period and the denominator of which shall equal the number of days in the Restriction Period.  Such prorated Award shall be paid at the same time as if Executive had remained employed with the Company through the end of the Restriction Period.

8.          During the Restriction Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to exercise voting or other shareholder rights with respect to such Shares, except that Executive shall be entitled to receive dividend equivalents related to the Units equal in amount to the dividends declared, prior to settlement of the Units, on the Shares underlying the Units.  Dividend equivalent amounts shall be payable with respect to the number of Units that vest pursuant to the terms of this Agreement and shall be paid or distributed in cash at the same time the Shares underlying the vested Units are distributed to Executive in accordance with this Agreement.

9.          If Executive’s employment is terminated by the Company, a Subsidiary or an Affiliate involuntarily and without Cause (or otherwise terminates for an eligible reason according to the terms of the Company severance policy applicable to Executive as of the effective date of a Change in Control (if any)) during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of any severance policy applicable to Executive as of the effective date of the Change in Control, the Award shall be paid to Executive, to the extent earned, in accordance with Exhibit A, as if Executive had remained employed with the Company through the end of the Restriction Period.

10.        The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material manner any right of Executive under this Agreement without Executive’s written consent.

11.        Any action taken or decision made by the Company, the Board, or the Committee or their delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within their sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive.  By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or their delegates.

12.        This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Executive in future years.

13.        The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Executive’s participation in the Plan, or Executive’s acquisition or sale of the Shares underlying the Units.  Executive is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

14.        The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware, as provided in the Plan.  For purposes of litigating any dispute that arises directly or indirectly under the grant of the Units or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Colorado, and agree that such litigation shall be conducted in the courts of Denver County, or the federal courts for the United States for the District of Colorado, where this grant is made and/or to be performed.

15.        The Company may, in its sole discretion, decide to deliver any documents related to the Units and to participation in the Plan or related to future Units that may be granted under the Plan by electronic means or to request Executive’s consent to participate in the Plan by electronic means.

Executive hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

16.        If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

17.        Notwithstanding anything in the Agreement to the contrary, this Award, and any related payments, are subject to the provisions of (i) The Western Union Company Clawback Policy, as in effect on the Grant Date, (ii) the clawback policy, as in effect on the Grant Date, adopted by the Company in order to comply with paragraph 7 of the Enhanced Compliance Undertaking of the Deferred Prosecution Agreement dated January 19, 2017 by and between the Company, the U.S. Department of Justice, and the U.S. Attorney’s Offices for the Eastern and Middle Districts of Pennsylvania, the Central District of California, and the Southern District of Florida, and (iii) any modification to the foregoing clawback policies or any other clawback policy of the Company adopted to comply with applicable laws, rules, regulations or governmental orders or judgments.

18.        To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. In addition, to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, and (ii) such payment is conditioned upon Executive’s execution of a release and is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, such payment shall be paid or provided in the later of the two taxable years.

On Behalf of The Western Union Company

By:
Title:	< Name, Title, Signature>

I accept the grant of Units under the terms and conditions set forth in this Agreement.

By:
<Participant Name>

Date: <Date>